EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Amended and Restated IHS Inc. 2004 Long-Term Incentive Plan of our report dated January 17, 2005, except for Note 22, as to which the date is September 20, 2005, with respect to the consolidated financial statements of IHS Inc. included in its Registration Statement on Form S-1 (File No. 333-122565) filed with the Securities and Exchange Commission and which was declared effective on November 10, 2005.

Denver, Colorado
November 14, 2005

/s/ Ernst & Young LLP
Ernst & Young LLP Denver, Colorado November 14, 2005